Joby Aviation Reports Third Quarter 2022 Financial Results
SANTA CRUZ, CA, November 2, 2022 – Joby Aviation, Inc. (NYSE: JOBY), a California-based company developing all-electric aircraft for commercial passenger service, today announced its financial results for third quarter 2022. Please visit the Joby investor relations website https://ir.jobyaviation.com/ to view the third quarter 2022 shareholder letter. Today the company will host a live audio webcast of its conference call to discuss the results at 2:00 p.m. PT (5:00 p.m. ET).
Additional Webcast Details:

What: Joby Third Quarter 2022 Earnings Webcast
When: Wednesday, November 2, 2022
Time: 2:00 p.m. PT (5:00 p.m. ET)
Webcast: Upcoming Events (https://ir.jobyaviation.com/news-events/ir-calendar) section of the company website (www.jobyaviation.com)
If unable to attend the webcast, to listen by phone, please dial 1-877-407-3982 or 1-201-493-6780. A replay of the webcast will be available on the company website following the event.
About Joby Aviation
Joby Aviation, Inc. (NYSE: JOBY) is a California-based transportation company developing an all-electric vertical take-off and landing aircraft which it intends to operate as part of a fast, quiet, and convenient service in cities around the world. To learn more, visit www.jobyaviation.com.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of Joby’s aircraft, the growth of its manufacturing capabilities and its regulatory outlook, progress and timing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially including: Joby’s ability to launch its aerial ridesharing service and the growth of the urban air mobility market generally; Joby’s ability to produce aircraft that meet its performance expectations in the volumes and on the timelines that it projects; the competitive environment in which it operates; its future capital needs; its ability to adequately protect and enforce its intellectual property rights; its ability to effectively respond to evolving regulations and standards relating to its aircraft; its reliance on a third-party suppliers and service partners; uncertainties related to Joby’s estimates of the size of the market for its service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2022, and in other reports it files with or furnishes to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this press release. While Joby may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change.

Contacts:
Investors:
investors@jobyaviation.com

Media:
press@jobyaviation.com